SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 263-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On June 30, 2006, Cytyc Corporation (the “Company”) entered into a five-year Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent and a syndicate of four other lenders. The Credit Agreement provides for a $150 million senior unsecured revolving credit facility with the loan proceeds available to be used by the Company and its subsidiaries to finance working capital needs and for general corporate purposes. Three of the Company’s material domestic subsidiaries are guarantors under the Credit Agreement. The Company has the ability to increase available borrowings under the Credit Agreement by an additional amount of up to $150 million upon satisfaction of certain conditions. These increased borrowings may be provided either by one or more existing lenders upon the Company obtaining the agreement of such lenders to increase commitments or by new lenders being added to the credit facility.

Amounts under the Credit Agreement may be borrowed, repaid and re-borrowed by the Company from time to time until the maturity of the Credit Agreement on June 30, 2011. Voluntary prepayments and commitment reductions requested by the Company under the Credit Agreement are permitted at any time without penalty (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement. Borrowings under the Credit Agreement bear interest at a floating rate, which will be, at the Company’s option, either LIBOR plus an applicable margin (which is subject to adjustment based on financial ratios), or a base rate.

The Credit Agreement requires the Company to comply with maximum leverage and minimum fixed charge coverage ratios. The Credit Agreement contains affirmative and negative covenants, including limitations on additional debt, liens, certain investments, and acquisitions outside of the health care business. The Credit Agreement also includes events of default customary for facilities of this type. Upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lenders’ commitments terminated.

The foregoing description does not constitute a complete summary of the terms of the Credit Agreement and is qualified in its entirety by reference to the full text of the Credit Agreement which is filed as Exhibit 10.1 to this Form 8-K.

The Company’s press release announcing the Credit Agreement is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed pursuant to Items 1.01 and 2.03:

Exhibit No.	Description
10.1	Credit Agreement, dated June 30, 2006, between the Company and JPMorgan Chase Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Citizens Bank of Massachusetts, HSBC Bank USA, National Association, SunTrust Bank, and Wells Fargo Bank, National Association, as lenders

99.1	Press release, dated June 30, 2006, regarding the Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan Chairman, Chief Executive Officer, and President

Date: July 7, 2006